Exhibit 4.2

2007 EQUITY INCENTIVE PLAN

OF

ENDURANCE SPECIALTY HOLDINGS LTD.

(as amended through March 1, 2012)

1.	Purpose

The purpose of the 2007 Equity Incentive Plan (the “Plan”) of Endurance Specialty Holdings Ltd. (the “Company”) is to advance the interests of the Company and its shareholders by providing a means through which the Company and the Subsidiaries, as applicable, may attract able persons to enter and remain directors or employees of the Company and the Subsidiaries. The intent of the Plan is to provide a means whereby those employees and directors upon whom the responsibilities of the successful performance, administration and management of the Company and the Subsidiaries rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain Ordinary Share ownership. This ownership is intended to strengthen their commitment to the welfare of the Company and the Subsidiaries, while promoting a common interest between the Company’s shareholders and such employees and directors. As used herein with reference to the employment of a Participant, the term “Company” shall include the Subsidiaries, as applicable.

2.	Definitions

The following definitions shall be applicable throughout the Plan.

(a) “Administrator” means the Committee, provided that the Committee may delegate, when permitted by Section 162(m) of the Code, Section 16 of the Exchange Act and the rules of the Stock Exchange or the Nasdaq National Market, as applicable, (i) to one or more officers of the Company the power to grant Incentive Awards in a manner consistent with such delegation; (ii) to one or more officers of the Company the authority to allocate Incentive Awards among such employees eligible to receive Incentive Awards under the Plan as such delegated officer or officers determine consistent with such delegation and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate; provided that in the case of any such delegation pursuant to clauses (i) or (ii), the Committee (w) shall retain sole authority to grant Incentive Awards to officers of the Company and its Subsidiaries holding the office of Executive Vice President and above, (x) shall have specified a specific maximum number of Incentive Awards to be granted or allocated, (y) shall have specified the consideration, if any, to be paid therefore and (z) shall have specified that none of the granted or allocated Incentive Awards may be delivered by the delegated officers to themselves. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

(b) “Agreement” means the written agreement between the Company and a Participant evidencing an Incentive Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means any of the following:

(1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding Ordinary Shares of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors pursuant to the Bye-Laws of the Company (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition of Change in Control; provided, further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Ordinary Shares or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board within a 24 month period; provided, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) the consummation of a reorganization, amalgamation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 55% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4) the consummation of a plan of complete liquidation or dissolution of the Company.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board or any subcommittee thereof, provided that the members of the Compensation Committee shall be “non-employee directors” as contemplated by Rule 16b-3 under the Exchange Act or any successor rule, shall be “independent directors” under the rules of the applicable Stock Exchange and shall qualify to administer the Plan as “outside directors” as contemplated by Section 162(m) of the Code.

(g) “Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary. Any person serving solely as a director of one or more the Subsidiaries shall not be a Director.

(h) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

(i) “Fair Market Value” of an Ordinary Share means, (i) if the Ordinary Shares are at the time listed on a Stock Exchange, the closing selling price per Ordinary Share on the date in question on such Stock Exchange, as such price is officially quoted in the composite tape of transactions on such Stock Exchange or, if there is no closing selling price for the Ordinary Shares on the date in question then the closing selling price on the last preceding date for which such quotation exists, (ii) if the Ordinary Shares are at such time traded on the Nasdaq National Market, the closing selling price per Ordinary Share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or, if there is no closing selling price for the Ordinary Shares on the date in question then the closing selling price on the last preceding date for which such quotation exists or (iii) if the Ordinary Shares are not at the time listed on a Stock Exchange or quoted on the Nasdaq National Market, the amount determined by the Administrator to be the fair market value of the Ordinary Shares based upon a good faith attempt to value the Ordinary Shares accurately.

(j) “Incentive Award” means any Option, Tandem SAR, Stand-Alone SAR, Restricted Shares, Restricted Share Unit, Share Bonus or Other Award granted pursuant to the terms of the Plan.

(k) “ISO” means an “incentive stock option” within the meaning of Section 422 of the Code.

(l) “NQSO” means an Option which is not an ISO.

(m) “Option” means an option to purchase Ordinary Shares, which may be either an ISO or a NQSO.

(n) “Ordinary Shares” means the ordinary shares of the Company, par value U.S. $1.00 per share.

(o) “Other Award” means an award granted pursuant to Section 13 hereof.

(p) “Partial Exercise” means an exercise of an Incentive Award for less than the full extent permitted at the time of such exercise.

(q) “Participant” means a Director or an employee of the Company or any Subsidiary who has been granted one or more Incentive Awards pursuant to the Plan.

(r) “Prior Plans” shall mean, collectively, the Company’s Amended and Restated 2002 Stock Option Plan and Amended and Restated 2003 Non-Employee Director Equity Incentive Plan.

(s) “Restricted Share” means an Ordinary Share which is granted pursuant to the terms of Section 11 hereof and which is subject to the restrictions set forth in Section 11(c).

(t) “Restricted Share Unit” means a grant of a right to obtain the value of an Ordinary Share which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Administrator, as provided in Section 11.

(u) “SEC” means the U.S. Securities and Exchange Commission.

(v) “Share Bonus” means a bonus payable in Ordinary Shares granted pursuant to Section 12.

(w) “Stand-Alone SAR” means a share appreciation right which is granted pursuant to Section 10 and which is not related to any Option.

(x) “Stock Exchange” means any stock exchange upon which the Ordinary Shares are listed for trading and, if there is more than one such stock exchange, the stock exchange determined by the Administrator to the primary trading market for the Ordinary Shares.

(y) “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

(z) “Substitute Awards” means Incentive Awards granted or Ordinary Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(aa) “Tandem SAR” means a share appreciation right which is granted pursuant to Section 9 and which is related to an Option.

(bb) “Vesting Date” means the date established by the Administrator on which Restricted Shares or Phantom Shares may vest.

3.	Effective Date, Duration, Shares Reserved

(a) The Plan shall be effective on the date of its adoption by the Board, subject to approval by the shareholders of the Company. In the event the Plan is so approved, it shall continue in effect for a period of ten years from the date of its adoption by the Board, after which no Incentive Awards may be granted, provided that the expiration of the Plan shall not affect the obligations of the Company and Participants with respect to outstanding Incentive Awards.

(b) Subject to adjustments pursuant to the provisions of Section 16 hereof, a total of 3,895,000 Ordinary Shares shall be authorized for issuance under the Plan, which is comprised of 1,280,000 Ordinary Shares authorized for issuance and approved by the Company’s shareholders on May 9, 2007, 820,000 Ordinary Shares from the Prior Plans authorized for issuance and approved by the Company’s shareholders on May 9, 2007 and 1,795,000 Ordinary Shares authorized for issuance upon the approval of the second amendment to the Plan by the Company’s shareholders on May 13, 2010. The grant of a Tandem SAR shall not reduce the number of Ordinary Shares with respect to which Incentive Awards may be granted pursuant to the Plan.

(c) If any Ordinary Shares subject to an Incentive Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Ordinary Shares, or any Incentive Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Ordinary Shares subject to such Award or award under the Prior Plans (including on payment in Shares on exercise of a share appreciation right), such Ordinary Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan. In the event that (i) any Incentive Award granted hereunder is exercised through the tendering of Ordinary Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, or (ii) withholding tax liabilities arising from such Incentive Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, then the Ordinary Shares so tendered or withheld shall be available for issuance under the Plan. In the event that (i) any award granted under the Prior Plans is exercised through the tendering of Ordinary Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, or (ii) withholding tax liabilities arising from such awards are satisfied by the tendering of Ordinary Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, then the Ordinary Shares so tendered or withheld shall be available for issuance under the Plan.

(d) Substitute Awards shall not reduce the Ordinary Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Incentive Awards under the Plan and shall not reduce the Ordinary Shares authorized for grant under the Plan; provided that Incentive Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors prior to such acquisition or combination.

4.	Administration

The Administrator shall administer the Plan. Subject to the provisions of the Plan, the Administrator shall have exclusive power to:

(a) Select the Participants in the Plan;

(b) Determine the number of Incentive Awards to be granted to each Participant;

(c) Determine the time or times when Incentive Awards will be granted;

(d) Determine the terms of each Incentive Award, including but not limited to, the vesting schedule, the type of Incentive Award and the terms for payment of the exercise price, if any;

(e) Prescribe the form or forms of Agreements evidencing Incentive Awards; and

(f) Determine, in its discretion and for any reason at any time, that any or all outstanding Incentive Awards shall become exercisable in part or in full.

Subject to the provisions of the Plan, the Administrator shall have the authority to interpret the Plan and to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Any determinations by the Administrator with respect to the Plan and any Incentive Award granted hereunder shall be final and binding upon all parties with no requirement whatsoever that the Administrator follow past practices, act in a manner consistent with past practices or treat a Participant in a manner consistent with the treatment afforded other Participants with respect to the Plan, any Agreement or any Incentive Award. If the Administrator does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Administrator.

No Administrator or member of the Board shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify (to the extent permitted under Bermuda law and the Bye-Laws of the Company) and hold harmless each Administrator and member of the Board against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Administrator or member of the Board in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

Participants shall be limited to Directors of the Company or officers or employees of the Company or any Subsidiary who have received written notification from the Administrator, or from a person designated by the Committee, that they have been selected to receive Incentive Awards under the Plan.

6.	Awards Under the Plan; Agreement.

The Administrator may grant Incentive Awards in such amounts and with such terms and conditions as the Administrator shall determine in its discretion, subject to the provisions of the Plan; provided, that (i) there shall be no minimum vesting period for unconditional Share Bonuses, (ii) the minimum vesting period for Incentive Awards granted to non-employee directors pursuant to Section 7 of the Plan and for performance-based Incentive Awards shall be one year, (iii) the vesting schedule for all other Incentive Awards under the Plan shall be no faster than ratably over a three year period following the date of grant and (iv) the number of Share Bonuses and any other Incentive Awards granted under the Plan that have no vesting requirements shall be limited to 5% of the total number of Ordinary Shares authorized for issuance under the Plan; provided, that the restrictions set forth in clauses (ii), (iii) and (iv) shall not apply to the earlier vesting of Incentive Awards in connection with a Participant’s death, disability, retirement or termination of employment following a Change in Control.

The maximum number of Options, Stand-Alone SARs and Tandem SARs (collectively, “Exercisable Awards”) that may be granted to any individual Participant in any fiscal year will be 500,000 and the maximum number of Restricted Shares, Restricted Share Units, Share Bonuses and full value Other Awards (collectively, “Full Value Awards”) that may be granted to any individual Participant in any fiscal year shall be 250,000 (in each case subject to adjustment pursuant to the provisions of Section 16 hereof). In the event that more than one type of Incentive Award is granted to an individual Participant in a fiscal year, the maximum number of Incentive Awards which may be granted to such individual Participant in such fiscal year shall be determined by the following formula: (a) 500,000 less (b) the number of Exercisable Awards previously granted to such individual Participant during such fiscal year and less (c) two times the number of Full Value Awards previously granted to such individual Participant during such fiscal year. If an Incentive Award is subject to a performance period greater than one fiscal year, the maximum number of Incentive Awards which may be granted to any individual Participant set forth above will equal the annual maximum number of Incentive Awards which may be granted to any individual Participant in a fiscal year times the number of years in the performance period. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code.

Each Incentive Award granted under the Plan (except an unconditional Share Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Administrator may in its discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the Incentive Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.	Non-Employee Director Options and Restricted Shares

(a) The Committee may from time to time grant to the Directors Incentive Awards. The Committee shall have the authority to grant from time to time to one or more Directors additional Incentive Awards as compensation for service as a non-executive chairman of the Board, a lead director of the Board or a chairman of a standing or ad-hoc committee of the Board. In addition, the Committee shall have the authority to grant from time to time to one or more Directors Incentive Awards in lieu of all or a portion of such Directors’ cash compensation. The terms and conditions of the Incentive Awards granted to Directors shall be determined by the Committee at the time of grant of such Incentive Awards, subject to the following limitations.

(b) Option Term. Each Option granted to a Director under this Plan shall expire on the earlier of (1) the tenth annual anniversary of the date of grant of such Option or (2) the first anniversary of the last day on which a Director serves on the Board.

(c) Exercisability of Options. Each Option granted to a Director under this Plan shall be exercisable on or after the first anniversary of the date of grant of such Option and shall remain exercisable until the expiration of such Option.

(d) Non-Qualified Options. Each Option granted to a Director under this Plan shall be a NQSO.

(e) Vesting of Incentive Awards Granted to Directors. At the time of the grant of any Incentive Awards to Directors, the Committee shall establish a vesting date or vesting dates with respect to such Incentive Awards or such other conditions or restrictions to vesting as it deems appropriate; provided, that, other than Share Bonuses, none of the Incentive Awards granted to Directors pursuant to this Section 7 shall vest in advance of the 12 month anniversary of the date of grant.

8.	Options

(a) General. Options may be granted under the Plan from time to time as determined by the Administrator. Subject to the provisions of the Plan, the Administrator will determine the terms of Options to be granted, including the date or dates on which such Options shall become exercisable. Except as provided in Section 8(b)(iv) of the Plan, Options may only be granted at an exercise price per Ordinary Share which is equal to or above Fair Market Value on the date of grant of such Options, as determined by the Administrator in its discretion, other than in connection with Substitute Awards. Except as provided in Section 8(b)(ii) of the Plan, all Options granted under the Plan will have a maximum term of ten years from the date of grant, subject to earlier termination as provided in the Plan or in a Participant’s Agreement.

(b) Special Provisions Applicable to ISOs. The following special provisions shall be applicable to ISOs granted under the Plan.

(i) No ISOs shall be granted under the Plan after ten years from the earlier of (1) the date the Plan is adopted by the Board, or (2) the date the Plan is approved by the Company’s shareholders.

(ii) If an ISO shall be granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its Subsidiaries, or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code (a “Ten Percent Holder”), such ISO will have a maximum term of five years from the date of grant, subject to earlier termination as provided in the Plan or in a Participant’s Agreement.

(iii) If the aggregate fair market value of the Ordinary Shares with respect to which ISOs are exercisable for the first time by any Participant during a calendar year (under all plans of the Company and its parent corporations and Subsidiaries) exceeds the amount established by the Code (currently U.S. $100,000), such ISOs shall be treated, to the extent of such excess, as NQSOs. For purposes of the preceding sentence, the fair market value of the Ordinary Shares shall be based on the Fair Market Value per share, determined at the time the ISOs covering such shares were granted.

(iv) The exercise price per Ordinary Share subject to an ISO granted to a Ten Percent Holder shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an ISO.

9.	Tandem SARs.

The Administrator may grant in connection with any Option granted hereunder one or more Tandem SARs relating to a number of Ordinary Shares less than or equal to the number of Ordinary Shares subject to the related Option. A Tandem SAR may be granted in connection with an Option only at the same time that such Option is granted.

(a) Benefit Upon Exercise. The exercise of a Tandem SAR with respect to any number of Ordinary Shares shall entitle the Participant to a cash payment, Ordinary Shares or any combination thereof, in the discretion of the Administrator, for each such Tandem SAR, equal to the excess of (1) the Fair Market Value of an Ordinary Share on the exercise date over (2) the option exercise price of the related Option. Such payment or delivery shall be made as soon as practicable after the effective date of such exercise.

(b) Term and Exercise of Tandem SAR.

(i) A Tandem SAR shall be exercisable only if and to the extent that its related Option is exercisable.

(ii) The exercise of a Tandem SAR with respect to a number of Ordinary Shares shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of Ordinary Shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Section 8(b)(ii)), with respect to a number of Ordinary Shares shall cause the automatic and immediate cancellation of any related Tandem SARs to the extent of the number of Ordinary Shares subject to such Option which is so exercised, cancelled, terminated or expired.

(iii) A Tandem SAR may be exercised for all or any portion of the Ordinary Shares as to which it is exercisable; provided, that no Partial Exercise of a Tandem SAR shall be with respect to less than 100 Ordinary Shares.

(iv) No Tandem SAR shall be assignable or transferable otherwise than together with its related Option.

(v) A Tandem SAR shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Agreement, shall specify the number of Ordinary Shares with respect to which the Tandem SAR is being exercised and the effective date of the proposed exercise (which shall not be earlier than the date of such notice) and shall be signed by the Participant or other person then having the right to exercise the Option to which the Tandem SAR is related.

10.	Stand-Alone SARs.

(a) Exercise Price. The exercise price per Ordinary Share of a Stand-Alone SAR shall be determined by the Administrator at the time of grant, but in no event shall be less than the Fair Market Value per Ordinary Share on the date of grant (other than in connection with Substitute Awards).

(b) Benefit Upon Exercise. The exercise of a Stand-Alone SAR with respect to any number of Ordinary Shares shall entitle the Participant to a cash payment, Ordinary Shares or any combination thereof, in the discretion of the Administrator, for each such Stand-Alone SAR, equal to the excess of (1) the Fair Market Value of an Ordinary Share on the exercise date over (2) the exercise price of the Stand-Alone SAR. Such payment or delivery shall be made as soon as practicable after such exercise, in cash and/or Ordinary Shares, as determined by the Administrator.

(c) Term and Exercise of Stand-Alone SARs.

(i) The Administrator shall determine the expiration date of each Stand-Alone SAR.

(ii) A Stand-Alone SAR may be exercised for all or any portion of the Ordinary Shares as to which it is exercisable; provided, that no Partial Exercise of a Stand-Alone SAR shall be with respect to less than 100 Ordinary Shares.

(iii) A Stand-Alone SAR shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Agreement, shall specify the number of Ordinary Shares with respect to which the Stand-Alone SAR is being exercised and the effective date of the proposed exercise (which shall not be earlier than the date of such notice) and shall be signed by the Participant.

11.	Restricted Shares and Restricted Share Units.

(a) Vesting Date. At the time of the grant of Restricted Shares or Restricted Share Units, the Administrator shall establish a Vesting Date or Vesting Dates with respect to such Restricted Shares or Restricted Share Units or such other conditions or restrictions to vesting as it deems appropriate. Upon the satisfaction of all conditions to the vesting of a Restricted Share or Restricted Share Unit, and except as provided in Section 14, such Restricted Share or Restricted Share Unit shall vest and the restrictions of Section 11(c) shall lapse.

(b) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a Restricted Share or Restricted Share Unit, no transfer of a Participant’s rights with respect to such Restricted Share or Restricted Share Unit, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Share or Restricted Share Unit, and all of the rights related thereto, shall be forfeited by the Participant.

(c) Dividends on Restricted Shares and Restricted Share Units. The Administrator in its discretion may permit the payment of dividends or the crediting of dividend equivalents to a Participant holding Restricted Shares or Restricted Share Units. The Administrator in its discretion may determine the date or dates of vesting of any dividend equivalents or require that any dividends paid on Restricted Shares and Restricted Share Units be held in escrow until all restrictions on such Restricted Shares or Restricted Share Units have lapsed; provided that any dividend equivalents or any dividends paid on performance based Restricted Shares and Restricted Share Units shall be held in escrow until all restrictions on such performance based restricted Shares or Restricted Share Units have been released upon the attainment of all applicable performance goals.

(d) Issuance of Certificates.

(i) Reasonably promptly after the grant date with respect to Restricted Shares, the Company shall cause to be issued a share certificate, registered in the name of the Participant to whom such Restricted Shares were granted, evidencing such Restricted Shares; provided that the Company shall not cause such share certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such Restricted Shares. Each such share certificate shall bear the following legend:

The transferability of this certificate and the ordinary shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the 2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd. and an Agreement entered into between the registered owner of such shares and the Company. A copy of the Plan and Agreement is on file in the office of the Secretary of the Company, Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Such legend shall not be removed until such Restricted Shares vest pursuant to the terms hereof. At the discretion of the Administrator, Restricted Shares may be issued in book-entry form so long as the restrictive legends required by the Plan or the Agreement governing the Incentive Award are included as part of such book-entry record.

(ii) Each certificate issued pursuant to this Section 11(d), together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company or the Company’s agent unless the Administrator determines otherwise.

(e) Consequences of Vesting of a Restricted Share. Upon the vesting of a Restricted Share pursuant to the terms hereof, the restrictions of Section 11(b) shall lapse with respect to such Restricted Share. Reasonably promptly after a Restricted Share vests, the Company shall cause to be delivered to the Participant to whom such Restricted Shares were granted, a certificate evidencing such Restricted Share, free of the legend set forth in Section 11(d).

(f) Consequences of Vesting of a Restricted Share Unit. Upon the vesting of a Restricted Share Unit pursuant to the terms hereof, the Company shall deliver to the Participant an amount equal to the Fair Market Value on the date of vesting of the Ordinary Shares to which the Restricted Share Units relate. In the discretion of the Administrator, such amount may be delivered in cash, Ordinary Shares, other property or any combination thereof.

(g) Performance Based Restricted Shares and Restricted Share Units. In addition to or in lieu of conditioning the release of restrictions applicable to Restricted Shares or Restricted Share Unites on the continued employment of the Participant for the restricted period applicable to the Restricted Shares or Restricted Share Units, the Administrator may condition release of such restrictions on the attainment of one or more performance goals during the restricted period. The performance goals are to be pre-established by the Committee in its discretion and set forth in the Agreement governing the grant of such Restricted Shares or Restricted Share Units, based on one or more of the following criteria: (1) return on shareholder equity; (2) earnings per Ordinary Share; (3) growth in book value per Ordinary Share; (4) growth in price to book value per Ordinary Share; (5) net income (before or after taxes); (6) gross premiums written or net premiums written; (7) return on assets; (8) return on capital; (9) return on investment; (10) investment income; (11) increases in share price; (102 total shareholder return; (13) portfolio yield; (14) loss ratio; (135 underwriting ratio; (16) general and administrative expense ratio; (17) combined ratio; (18) market share; (19) strategic goals; or (20) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Administrator in its sole discretion may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance goals may include a threshold level of performance below which no Restricted Shares or Restricted Share Units will be earned, a level of performance at which the target amount of any Restricted Shares or Restricted Share Units will be earned and a level of performance at which the maximum amount of any Restricted Shares or Restricted Share Units will be earned. The Administrator in its sole discretion shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable. Any performance goal established by the Administrator must be objective so that a third party with knowledge of the relevant facts could determine whether the performance goal has been attained. In addition, there must be substantial uncertainty whether any performance goal established by the Administrator will be attained at the time it is established by the Administrator. Restricted Shares and Restricted Share Units conditioned upon the attainment of performance goals shall be released from restrictions only after the attainment of such performance measures has been certified by the Administrator.

Performance-based Restricted Share and Restricted Share Unit Awards under the Plan are intended to constitute qualified performance based compensation for purposes of Section 162(m)(4)(c) of the Code and the Treasury Regulations thereunder, and the provision of this Section 11 (and the other provisions of the plan relating to performance based Restricted Share and Restricted Share Unit awards) shall be interpreted and administered to effectuate that intent. Moreover, the Administrator may revise or modify the requirements of this Section 11 or the terms of outstanding performance based Restricted Share and Restricted Share Unit awards to the extent the Administrator determines, in its discretion, that such revision or modification is necessary for such Incentive Awards to constitute performance based compensation for purposes of Section 162(m) of the Code.

12.	Share Bonuses.

In the event that the Administrator grants a Share Bonus, a certificate for Ordinary Shares comprising such Share Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Share Bonus is payable.

13.	Other Awards.

Other forms of Incentive Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Ordinary Shares may be granted either alone or in addition to other Incentive Awards under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of Ordinary Shares to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

14.	Termination of Employment.

Except to the extent specifically provided otherwise in a Participant’s Agreement or as determined in the discretion of the Administrator, the following provisions shall apply to Incentive Awards, other than Incentive Awards granted to Directors, upon a Participant’s termination of employment with the Company.

(a) Unvested Incentive Awards. In the event a Participant’s employment with the Company is terminated for any reason other than as may be specifically provided in a Participant’s Agreement, all unvested Incentive Awards granted to the Participant shall be immediately forfeited, subject to the provisions of the subsection (b) below.

(b) Unexercised Incentive Awards. In the event of the termination of a Participant’s employment with the Company for any reason other than as may be specifically provided in a Participant’s Agreement, the Participant shall be able to exercise any Incentive Awards which were vested as of the date of termination until and including the earlier to occur of (i) the date which is 90 days after the date of the termination of the Participant’s employment and (ii) the date the Incentive Awards otherwise would expire.

15.	General

(a) Privileges of Share Ownership. Except for Restricted Shares or as otherwise required by applicable law, no person shall be entitled to the privileges of share ownership in respect of Ordinary Shares which are subject to Incentive Awards until the Ordinary Shares have actually been issued to that person in accordance with the terms of the Plan and the applicable Agreement free of any applicable restrictions otherwise imposed pursuant to the Plan or the applicable Agreement.

(b) Government and other Regulations. The obligations of the Company under the Plan shall be subject to all applicable laws, rules, regulations and other governmental requirements.

(c) Tax Withholding. The Company shall have the right to deduct from any payment to a Participant pursuant to the Plan any income or other taxes required by law to be withheld in respect thereof. It shall be a condition to the obligation of the Company to issue Ordinary Shares to a Participant upon the exercise of an Incentive Award by such Participant that such Participant (or any beneficiary or person entitled to exercise such Incentive Award) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold income or other taxes. In the event any such amount so requested is not paid, the Company may refuse to issue Ordinary Shares to such Participant upon the exercise by such Participant of an Incentive Award. Unless the Administrator shall in its discretion determine otherwise, payment for taxes required to be withheld may be made in cash, or in whole or in part, in accordance with such rules as may be adopted by the Administrator from time to time, (i) by withholding Ordinary Shares otherwise issuable upon exercise of an Incentive Award having a Fair Market Value equal to the minimum tax withholding liability and/or (ii) tendering to the Company Ordinary Shares held by such Participant having a Fair Market Value equal to the tax withholding liability.

(d) Payment of Exercise Price. The exercise price of Incentive Awards may be paid in cash or by such other means as may be approved by the Administrator in its discretion, including but not limited to (i) withholding Ordinary Shares otherwise issuable upon exercise of an Incentive Award having a Fair Market Value equal to the exercise price of such Incentive Award and/or (ii) delivery of Ordinary Shares having a Fair Market Value equal to the exercise price of such Incentive Award. In the event the Company has in effect at the time of exercise of an Incentive Award a share repurchase program, in its discretion and subject to such terms and conditions as it may impose, the Administrator may permit a Participant to exercise an Incentive Award and pay the exercise price and/or by delivering to the Company a written notice of exercise which includes a request that the Company repurchase (and retain the repurchase price of) that number of Ordinary Shares having a Fair Market Value on the date of exercise equal of the exercise price and/or the related tax withholding liability of the number of Ordinary Shares with respect to which the Participant exercises the Incentive Award.

(e) Claim to Incentive Awards; Employment Rights. Other than as set forth in Section 7 of the Plan, no director, officer, employee or other person shall have any claim or right to be granted Incentive Awards under the Plan nor, having been selected for the grant of Incentive Awards, to be selected for additional grants. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained as a director or in the employ of the Company.

(f) Payments to Persons other than Participants. If the Administrator shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Administrator so directs, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Administrator, the Board and the Company therefor.

(g) Governing Law.

(i) The Plan, each Incentive Award hereunder and the related Agreement shall be governed by and construed in accordance with the laws of Bermuda without reference to the principles of conflicts of law thereof and the Company and any Participant accepting an Incentive Award hereunder submit to the non-exclusive jurisdiction of the courts of Bermuda in respect of matters arising hereunder.

(ii) All disputes, controversies or claims arising out of, relating to or in connection with the Plan, each Incentive Award hereunder and the related agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Bermuda and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected by BIBA (Bermuda International Business Association), in the event that the parties fail to agree. The arbitral award shall be in writing, shall state reasons for the award, and shall be final and binding on the parties. The award may not include an award of costs. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

(h) Funding. No provision of the Plan shall require the Company for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(i) Nontransferability. Except as provided below, no Award and no Shares subject to Awards described herein that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Administrator, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren, parents, grandparents or siblings, (ii) to a trust for the benefit of one or more if the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

(j) Restrictive Legends. The certificates evidencing Ordinary Shares issued under the Plan shall bear such restrictive legends as the Administrator deems necessary to reflect transfer restrictions applicable thereto.

(k) Relationship to other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided therein.

(l) Repricing and Exchange of Incentive Awards. Other than pursuant to the provisions of Section 16 hereof, without prior shareholder approval no Incentive Award having an exercise price may (i) have its exercise price per Ordinary Share reduced after it is granted, (b) be cancelled in exchange for cash or another Incentive Award (other than in connection with Substitute Awards), and (c) be subject to any other action that would be treated as a repricing under the rules and regulations of the principal securities market on which the Ordinary Shares are traded.

(m) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries, as applicable.

(n) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

16.	Changes in Capital Structure

Incentive Awards under the Plan shall be subject to adjustment or substitution, as determined by the Committee in its discretion, as to the number, price or kind of Ordinary Shares or other consideration subject to such Incentive Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Ordinary Shares or in the capital structure of the Company, by reason of share dividends, share splits, recapitalizations, reorganizations, amalgamations, mergers, consolidations, combinations, exchanges, liquidations, spinoffs or other relevant changes in capitalization, or any distributions to holders of Ordinary Shares other than a regular cash dividend, occurring after the date of grant of any such Incentive Awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustment or substitution, the aggregate number and class of securities available under the Plan, shall be appropriately adjusted, as determined by the Committee in its discretion. The decisions of the Committee regarding any such adjustment or substitution shall be final, binding and conclusive on all parties.

17.	Effect of Change in Control

(a) Unless otherwise provided in an Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Incentive Award, if a Participant’s employment with such successor company (or a subsidiary thereof) terminates within 24 months following such Change in Control (or such other period set forth in the Agreement, including prior thereto, if applicable): (i) Options, Tandem SARs and Stand-Alone SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Agreement), (ii) restrictions and deferral limitations on Restricted Shares and Restricted Share Units shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions and deferral limitations and other conditions applicable to any Other Awards shall lapse, and such Other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 17(a), an Incentive Award shall be considered assumed or substituted for if following the Change in Control the Incentive Award confers the right to purchase or receive, for each Ordinary Share subject to the Incentive Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Ordinary Shares for each Ordinary Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Incentive Award, for each Ordinary Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Ordinary Share consideration received by holders of Ordinary Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Incentive Award: (i) those Options, Tandem SARs and Stand-Alone SARs outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable, (ii) restrictions and deferral limitations on Restricted Shares and Restricted Share Units that are not assumed or substituted for shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions and deferral limitations and other conditions applicable to any Other Awards that are not assumed or substituted for shall lapse, and such Other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(c) In the case of any Incentive Award providing for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the Change in Control is one described in subsection (a)(2)(A)(v) of Section 409A and the guidance thereunder or any successor thereto and shall be paid consistent with the requirements of Section 409A of the Code. If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A of the Code, as determined by the Administrator.

18.	Nonexclusivity of the Plan

The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity incentive awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	Amendment, Suspension and Termination

The Board may at any time terminate the Plan. The Board may, at any time, or from time to time, suspend and, if suspended, reinstate, the Plan in whole or in part. For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, without approval of the shareholders of the Company, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of Ordinary Shares in the aggregate which are subject to the Plan (other than in accordance with Section 16), (ii) with respect to which Incentive Awards, increase the maximum number of Ordinary Shares in the aggregate which may be made to individual Participants (other than in accordance with Section 16), (iii) materially change the class of persons eligible to be Participants under the Plan or materially increase the benefits accruing to Participants under the Plan or (iv) amend Section 15(l) of the Plan. In addition, with respect to an Incentive Award previously granted under the Plan, the Board may not cancel or reduce or otherwise alter such outstanding Incentive Award without the express written consent of the individual Participant holding such Incentive Award.

20.	Compliance with Section 409A of the Code

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Incentive Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.